INDEPENDENT AUDITOR'S REPORT AND FINANCIAL STATEMENTS FOR LENDSURE MORTGAGE CORP. FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

LENDSURE MORTGAGE CORP. TABLE OF CONTENTS Page INDEPENDENT AUDITOR'S REPORT 1 FINANCIAL STATEMENTS Balance Sheets 4 Statements of Operations 5 Statements of Changes in Stockholders' Equity 6 Statements of Cash Flows 7 Notes to Financial Statements 8 SUPPLEMENTARY INFORMATION Computation of Adjusted Net Worth to Determine Compliance with HUD Requirements for Investing Mortgagees 21 Computation of Liquid Assets to Determine Compliance with HUD Requirements for Investing Mortgagees 22 Schedule of Audit Findings, Questioned Costs, and Recommendations 23 Schedule of the Status of Prior Audit Findings, Questioned Costs, and Recommendations 24 HUD Financial Data Templates 25

9780 S. Meridian Blvd., Suite 500 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory INDEPENDENT AUDITOR’S REPORT To the Stockholders LendSure Mortgage Corp. San Diego, California Report on the Audit of the Financial Statements Opinion We have audited the financial statements of LendSure Mortgage Corp., which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of LendSure Mortgage Corp. as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States (Government Auditing Standards). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of LendSure Mortgage Corp. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about LendSure Mortgage Corp.’s ability to continue as a going concern for one year after the date the financial statements are issued.

2 INDEPENDENT AUDITOR’S REPORT Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS and Government Auditing Standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS and Government Auditing Standards, we:  Exercise professional judgment and maintain professional skepticism throughout the audit.  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of LendSure Mortgage Corp.’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about LendSure Mortgage Corp.’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. Supplementary Information – United States Department of Housing and Urban Development (HUD) Program Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The accompanying supplementary information, Computation of Adjusted Net Worth to Determine Compliance with HUD Net Worth Requirements for Investing Mortgagees, Computation of Liquid Assets to Determine Compliance with HUD Liquidity Requirements for Investing Mortgagees, and HUD Financial Data Templates, is presented for purposes of additional analysis and is not a required part of the financial statements.

This Audit Opinion is provided under Richey, May & Co., LLP which is a licensed independent CPA firm that provides attest services to its clients. 3 INDEPENDENT AUDITOR’S REPORT This supplementary information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. Such information has been subjected to the auditing procedures applied in the audits of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the accompanying supplementary information is fairly stated in all material respects in relation to the financial statements as a whole. The accompanying Schedule of the Status of Prior Audit Findings, Questioned Costs, and Recommendations has not been subjected to the auditing procedures applied in the audits of the financial statements, and accordingly, we do not express an opinion or provide any assurance on it. Englewood, Colorado February 25, 2026

2025 2024 ASSETS Cash and cash equivalents 16,025,927$ 23,193,072$ Restricted cash 3,962,104 2,932,874 Escrow cash 409,580 202,635 Accounts receivable and advances 4,049,984 830,635 Mortgage loans held for sale, net 194,046,691 126,001,292 Mortgage loans held for investment, net 5,640,634 6,783,823 Prepaid expenses 397,419 438,769 Federal and state income taxes receivable 824,520 - Property and equipment, net 476,516 403,891 Intangible assets, net 216,370 540,400 Deferred tax assets 40,358 68,182 Right-of-use assets 3,528,305 2,523,657 Deposits 112,622 112,622 TOTAL ASSETS 229,731,030$ 164,031,852$ LIABILITIES AND STOCKHOLDERS' EQUITY LIABILITIES Accounts payable and accrued expenses 8,136,979$ 7,165,276$ Loan escrows 523,989 293,012 Loan indemnification and premium recapture reserves 700,000 700,000 Financing facilities 181,671,050 120,949,316 Federal and state income taxes payable - 127,057 Lease liabilities, current portion 1,240,411 1,161,540 Lease liabilities, net of current portion 2,399,644 1,621,599 Total liabilities 194,672,073 132,017,800 COMMITMENTS AND CONTINGENCIES (Note 7) STOCKHOLDERS' EQUITY Common stock, $0.001 par value, Class A, 30,000,000 shares authorized; 22,092,182 and 22,078,432 shares issued and outstanding, respectively 22,092 22,078 Common stock, $0.001 par value, Class B, non-voting, 10,000,000 shares authorized; 8,280,000 shares issued and outstanding 8,280 8,280 Additional paid-in capital 5,877,356 5,815,628 Retained earnings 29,151,229 26,168,066 Total stockholders' equity 35,058,957 32,014,052 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY 229,731,030$ 164,031,852$ LENDSURE MORTGAGE CORP. BALANCE SHEETS December 31, The accompanying notes are an integral part of these financial statements. 4

STATEMENTS OF OPERATIONS 2025 2024 REVENUE Gain on sale of mortgage loans held for sale, net of direct costs of $3,481,752 and $1,904,127, respectively 77,648,072$ 52,128,943$ Loan origination fees, net of direct costs of $2,280,028 and $1,789,913, respectively 5,718,645 4,168,940 Interest income 10,209,922 7,790,732 Interest expense and warehouse fees (6,078,663) (5,234,079) Other income 435,480 200,450 Total revenue 87,933,456 59,054,986 EXPENSES Salaries, commissions and benefits 46,252,281 35,812,745 Occupancy, equipment and communication 3,985,539 3,527,615 General and administrative 2,722,814 1,698,092 Provision for premium recapture 299,514 613,126 Depreciation and amortization 514,093 475,755 Total expenses 53,774,241 42,127,333 NET INCOME BEFORE TAXES 34,159,215 16,927,653 Provision for income taxes, current 8,977,610 4,736,815 Deferred income taxes 27,824 (154,645) Total taxes 9,005,434 4,582,170 NET INCOME 25,153,781$ 12,345,483$ LENDSURE MORTGAGE CORP. For the Years Ended December 31, The accompanying notes are an integral part of these financial statements. 5

LENDSURE MORTGAGE CORP. STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024 Additional Retained Shares Par Value Shares Par Value Paid-in Capital Earnings Totals Balance, January 1, 2024 21,837,557 21,837$ - -$ 5,638,984$ 38,376,348$ 44,037,169$ Compensation expense for stock options - - - - 32,554 - 32,554 Exercised stock options 240,875 241 - - 69,570 - 69,811 Exercised warrants - - 8,280,000 8,280 74,520 - 82,800 Dividends - - - - - (24,553,765) (24,553,765) Net income - - - - - 12,345,483 12,345,483 Balance, December 31, 2024 22,078,432 22,078 8,280,000 8,280 5,815,628 26,168,066 32,014,052 Compensation expense for stock options - - - - 50,848 - 50,848 Exercised stock options 13,750 14 - - 10,880 - 10,894 Dividends - - - - - (22,170,618) (22,170,618) Net income - - - - - 25,153,781 25,153,781 Balance, December 31, 2025 22,092,182 22,092$ 8,280,000 8,280$ 5,877,356$ 29,151,229$ 35,058,957$ Common Stock - Class B Common Stock - Class A The accompanying notes are an integral part of these financial statements. 6

LENDSURE MORTGAGE CORP. STATEMENTS OF CASH FLOWS 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES Net income 25,153,781$ 12,345,483$ Non-cash items- Gain on sale of mortgage loans held for sale, net of direct costs (77,648,072) (52,128,943) Provision for premium recapture 299,514 613,126 Depreciation and amortization 514,093 475,755 Gain on modification of lease terms (210,496) - Amortization of right-of-use assets 1,005,395 1,188,375 Deferred income taxes 27,824 (154,646) Compensation expense for stock options 50,848 32,554 Changes in- Escrow cash (206,945) (141,040) Accounts receivable and advances (3,219,349) 65,413 Proceeds from sale and principal payments on mortgage loans held for sale 2,228,923,222 1,656,163,328 Originations and purchases of mortgage loans held for sale (2,219,320,549) (1,687,775,371) Mortgage loans held for investment, net 1,143,189 2,419,527 Prepaid expenses 41,350 (56,950) Federal and state income taxes receivable (824,520) - Deposits - (1,953) Changes in- Accounts payable and accrued expenses 971,703 4,326,236 Federal and state income taxes payable (127,057) (510,501) Loan escrows 230,977 157,194 Loan indemnification and premium recapture reserve (299,514) (413,126) Lease liabilities (942,631) (1,213,651) Net changes in operating activities (44,437,237) (64,609,190) CASH FLOWS FROM INVESTING ACTIVITIES Purchases of property and equipment (262,688) (242,203) Net changes in investing activities (262,688) (242,203) CASH FLOWS FROM FINANCING ACTIVITIES Net borrowings under financing facilities 60,721,734 82,118,752 Exercised stock options 10,894 69,811 Exercised warrants - 82,800 Dividends (22,170,618) (24,553,765) Net changes in financing activities 38,562,010 57,717,598 CHANGES IN CASH AND CASH EQUIVALENTS AND (6,137,915) (7,133,795) RESTRICTED CASH CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, 26,125,946 33,259,741 BEGINNING OF YEAR CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, 19,988,031$ 26,125,946$ END OF YEAR SUPPLEMENTAL INFORMATION Cash paid for interest and warehouse fees 6,079,824$ 5,008,002$ Cash paid for taxes, net of refunds 9,929,187$ 5,247,316$ NON-CASH OPERATING ACTIVITIES The Company exchanged operating right-of-use assets for operating lease liabilities. 3,177,545$ -$ The Company derecognized an operating right-of-use asset and corresponding operating lease liability. (1,377,998)$ -$ For the Years Ended December 31, The accompanying notes are an integral part of these financial statements. 7

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 8 NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Organization LendSure Mortgage Corp. (the Company) incorporated on March 30, 2015. The Company is engaged in the business of originating, purchasing, financing, and selling residential mortgage loans secured by residential real estate throughout the United States. The Company derives income from fees charged for the origination of mortgage loans and from the subsequent sale of the loans to investors. The Company is authorized to issue 30,000,000 shares of Class A common stock and 10,000,000 shares of Class B, non- voting common stock with par value of $0.001 and 2,000,000 shares of zero coupon convertible preferred stock with par value of $0.001. For the years ended December 31, 2025 and 2024, there were 22,092,182 and 22,078,432 shares of Class A common stock issued and outstanding, respectively. For the years ended December 31, 2025 and 2024, there were 8,280,000 shares of Class B, non-voting common stock issued and outstanding. Basis of Presentation The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (GAAP) as codified in the Financial Accounting Standards Board’s Accounting Standards Codification. Use of Estimates The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying the notes. Actual results could materially differ from those estimates. Cash, Cash Equivalents and Restricted Cash The Company considers cash and temporary investments with original maturities of three months or less to be cash and cash equivalents. The Company typically maintains cash in financial institutions in excess of Federal Deposit Insurance Corporation limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these cash balances. The Company maintains certain cash balances that are restricted under the terms of its financing arrangements. The following summarizes the Company’s cash, cash equivalents and restricted cash at December 31: Escrow Cash The Company maintains escrow accounts in trust for funds held on behalf of borrowers for taxes, property insurance and mortgage insurance premiums, which are included in escrow cash on the balance sheets. 2025 2024 Cash and cash equivalents 16,025,927$ 23,193,072$ Restricted cash 3,962,104 2,932,874 Total cash, cash equivalents and restricted cash on the statements of cash flows 19,988,031$ 26,125,946$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 9 Mortgage Loans Held for Sale and Revenue Recognition The Company does not issue rate locks and, therefore, has elected not to use the fair value option on mortgage loans held for sale (MLHS). MLHS are recorded at the lower of cost or fair value as determined on an aggregate loan basis. Fair value for mortgage loans is generally based on current delivery prices. Loan origination fees, net of direct origination costs, are deferred and recognized at the time the loan is sold and are recorded in gain on sale of MLHS on the statements of operations. Sales proceeds reflect the cash received from investors through the sale of the loan and servicing release premium. MLHS are considered sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the investor obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through either an agreement that both entitles and obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific financial assets. The Company typically considers the above criteria to have been met upon acceptance and receipt of sales proceeds from the investor. Mortgage Loans Held for Investment, Net and Revenue Recognition Mortgage loans held for investment (MLHI) for which management has the intent and ability to hold for the foreseeable future, or until maturity or pay off, are carried at amortized cost, reduced by a valuation allowance for estimated credit losses, when applicable. Amortized cost is the principal balance outstanding, net of purchase premiums and discounts and deferred fees and costs. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using methods that approximate a level yield without anticipating prepayments. The accrual of interest is generally discontinued when a loan becomes 90 days past due and is not well collateralized and in the process of collection, or when management believes, after considering economic and business conditions and collection efforts, that the principal or interest will not be collectible in the normal course of business. Past due status is based on contractual terms of the loan. A loan is considered to be past due when a scheduled payment has not been received 30 days after the contractual due date. All accrued interest is reversed against interest income when a loan is placed on nonaccrual status. Interest received on such loans is accounted for using the cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, there is a sustained period of repayment performance, and future payments are reasonably assured. Property and Equipment, Net Property and equipment is recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 10 The following is a summary of property and equipment at December 31: (1) Amortized over the shorter of the related lease term or the estimated useful life of the assets. The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the statements of operations. The Company did not recognize any impairment losses during the years ended December 31, 2025 and 2024. Intangible Assets – Capitalized Software Development Costs FASB ASC 350-40, Goodwill and Other—Internal-Use Software (ASC 350-40), requires the Company to expense development costs as they are incurred in the preliminary project stage of internally developed software. Once the capitalization criteria of ASC 350-40 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll related costs for employees who are directly associated with, and who devote time to, the internal-use computer software related consulting fees are capitalized. At December 31, 2025 and 2024, the Company had internally developed software of $216,370 and $540,400, respectively (which is net of accumulated amortization of $1,057,923 and $733,893, respectively). The Company will amortize $216,370 for the year ended December 31, 2026. Leases The Company evaluates whether an arrangement is or contains a lease at inception, which is defined as the date the terms of the contract are agreed upon and enforceable rights and obligations are established. Further, the Company considers whether service arrangements include the right to control the use of an identifiable asset. If an arrangement qualifies as a lease, the Company recognizes a right-of-use (ROU) asset and a corresponding lease liability on its balance sheets, measured at the present value of lease payments over the expected lease term. This excludes leases with initial terms of 12 months or less, which are accounted for as short-term leases. In the absence of a readily determinable implicit interest rate, the Company uses a risk-free discount rate to calculate the present value of lease payments. The initial measurement of ROU assets equals the related lease liabilities, adjusted for any lease incentives received. Useful lives (years) 2025 2024 Property and equipment, at cost Furniture and equipment 5 1,425,832$ 1,174,811$ Leasehold improvements (1) 50,918 39,251 Total property and equipment, at cost 1,476,750 1,214,062 Accumulated depreciation and amortization (1,000,234) (810,171) Total property and equipment, net 476,516$ 403,891$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 11 The Company enters leases in the ordinary course of business, primarily corporate offices, other office facilities and equipment. Leases are classified as either operating or finance leases at the lease commencement date, with classification determining the pattern of expense recognition in the statements of operations. For the years ended December 31, 2025 and 2024, the Company does not have material finance leases. The Company’s lease agreements generally include non-lease components representing additional services transferred to the Company. These non-lease components are typically variable in nature and are accounted for separately from the lease components. The Company records the cost of non-lease components as variable lease cost in the period in which the related services are incurred. Operating lease cost, which is comprised of amortization of the operating lease ROU asset and the interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term and is recorded in occupancy, equipment and communication on the statements of operations. Short-term lease costs represent payments for leases with an initial term of 12 months or less and are recognized in the period incurred. Loan Indemnification Reserve The Company sells mortgage loans to various investors under purchase contracts. When the Company sells its loans, it makes customary representations and warranties to the investors about various characteristics of each loan such as, the origination and underwriting guidelines, the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law. In the event of a breach of its representations and warranties, the Company may be required to either repurchase the mortgage loans with the identified defects or indemnify the investor for any loss. The Company's loss may be reduced by proceeds from the sale or liquidation of the repurchased loan. The loan indemnification reserve totaled $350,000 at December 31, 2025 and 2024. Premium Recapture Reserve In the case of loans sold to investors that pay off within a specified timeframe provided for in the purchase agreement, the Company may be required to return all or a portion of the premium initially received from the investor. The Company records a provision for premiums to be recaptured as part of its loan sale transactions. The method used to estimate the premium recapture reserves is a function of a combination of factors, including, but not limited to, an estimate of the likelihood each loan will be repaid within the timeframe provided for in the purchase agreement. The Company establishes a liability at the time loans are sold. The level of premiums that may be eventually recaptured is difficult to estimate and requires considerable management judgment. Given that the level of mortgage loan premium recapture is dependent on economic factors and other external conditions that may change over the lives of the underlying loans, the Company's obligations could vary significantly from the obligation recorded as of the balance sheet date and is not based on a probable loss.

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 12 The activity in the premium repurchase reserve is as follows at December 31: Revenue Recognition Gain on sale of mortgage loans held for sale, net of direct costs Gain on sale of mortgage loans held for sale, net of direct costs includes components related to the sale of mortgage loans, which includes premiums the Company receives in excess of loan principal amounts and certain fees charged by investors upon sale of loans into the secondary market. Loan origination fees, net of direct costs Loan origination fees generally represent a flat per-loan fee or a fee based on a percentage of the original principal loan balance. Loan origination fee revenue is recognized at the time the mortgage loans are funded. Loan origination expenses are charged to operations as incurred. Interest income Interest income includes interest earned from the unpaid principal balance of MLHS. The accrual of interest is generally suspended when a loan becomes 90 days past due, at which time the MLHS is put on nonaccrual status. Interest expense Interest expense includes interest incurred on the Company’s financing facilities. Other income Other income includes interest income from interest bearing bank accounts and gain on modification of lease terms. Advertising and Marketing Advertising and marketing is expensed as incurred and totaled $785,565 and $489,939 for the years ended December 31, 2025 and 2024, respectively, and is included in general and administrative on the statements of operations. Income Taxes Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are limited to amounts considered to be realizable in future periods. The Company accounts for any interest and penalties related to unrecognized tax benefits as part of the income tax provision. The Company has no federal or state tax examinations in process as of December 31, 2025. 2025 2024 Balance, beginning of year 350,000$ 150,000$ Provision for premium recapture 299,514 613,126 Premiums returned (299,514) (413,126) Balance, end of year 350,000$ 350,000$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 13 Stock Based Compensation In July 2015, the Company adopted an Equity Incentive Plan pursuant to which the Company's Board of Directors may grant stock options and other awards to employees. The Company accounts for stock-based compensation in accordance with ASC 718 Compensation-Stock Compensation (ASC 718). Accordingly, the Company measures the cost of stock-based awards using the grant-date fair value of the award and recognizes that cost over the requisite service period. The fair value of each stock option granted under the Company's stock-based compensation plan is estimated on the date of grant using the Black-Scholes option-pricing model and assumptions outlined in Note 13. ASC 718 requires forfeitures to be estimated at the time of grant and prospectively revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation recorded for those stock-based awards that were expected to vest is $50,848 and $32,554 and is included in salaries, commissions and benefits on the statements of operations for the years ended December 31, 2025 and 2024, respectively. Risks and Uncertainties In the normal course of business, companies in the mortgage banking industry encounter certain economic, liquidity and regulatory risks. Economic risk includes interest rate risk and credit risk. Interest rate risk The Company’s MLHS are subject to interest rate risk. In a rising interest rate environment, the Company may experience a decrease in loan origination, as well as decreases in the value of MLHS, which may negatively impact the Company’s operations. Credit risk Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments. The Company is exposed to credit risk during the period in which mortgage loans are being held for sale or investment. Liquidity risk The Company’s operations requires substantial cash to support its operating activities. As a result, the Company is dependent on its financing facilities for continued operations. If the Company’s principal lenders were to terminate or not to renew these facilities, the loss of borrowing capacity could have an adverse impact on the Company’s operations unless the Company found a suitable alternative source. Regulatory risk The Company is subject to comprehensive regulation under federal, state, and local laws in the United States. These laws and regulations significantly affect how the Company operates and may increase origination costs or limit the Company’s ability to expand product offerings or pursue acquisitions. Secondary market investors and regulators require the Company to maintain specified financial covenants and adhere to ongoing eligibility standards. Failure to meet these requirements may result in a range of remedial actions against the Company, which could materially and adversely impact its operations.

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

Economic risk
Economic conditions such as market volatility, geopolitical risks, inflation, construction material costs, labor availability, banking sector uncertainties and residential real estate market conditions may materially and adversely affect the Company's revenue and the results of its operations.

NOTE 2 – MORTGAGE LOANS HELD FOR SALE, NET

The following summarizes MLHS, net at December 31:

	2025	2024
MLHS	$ 195,020,295	$ 126,939,258
Deferred costs	(973,604)	(937,966)
	$ 194,046,691	$ 126,001,292

NOTE 3 – MORTGAGE LOANS HELD FOR INVESTMENT, NET

The following summarizes MLHI, net at December 31:

	2025	2024
MLHI	$ 4,519,897	$ 5,639,530
Residential transition loans	1,161,532	1,321,532
Future rehabilitation advances	(40,795)	(101,644)
Deferred costs	-	(10,595)
Valuation allowance for estimated credit losses	-	(65,000)
	$ 5,640,634	$ 6,783,823

Mortgage Loans Held for Investment
The Company has repurchased mortgage loans, as well as unsaleable loans transferred from MLHS, in which management has the intent and ability to hold for the foreseeable future, or until maturity or pay off. MLHI are carried at amortized cost, reduced by a valuation allowance for estimated credit losses, when applicable.

Residential Transition Loans
The Company provides financing to individuals and business entities who are renovating and selling homes. The individual loans typically mature 12 months after inception. Residential transition loans are initially recorded at the original note amount with a corresponding liability recorded for future advances. Interest on residential transition loans is payable between 10.25% to 11.00% per annum at December 31, 2025.

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LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

The future residential advances represents the undrawn portion of the residential transition loans. The Company has the commitment to fund such residential advances when the borrower elects to draw on the commitment. Draw proceeds requested by the borrower increase the principal balance of the residential transition loans, with a corresponding decrease in the future residential advances payable, during the period the residential transition loans are held by the Company. Interest income on residential transition loans is received monthly by the Company.

The Company periodically evaluates the carrying value of residential transition loans held for investment for potential credit losses. Due to the short-term nature of residential transition loans, no allowance for credit losses was established as the Company determined that the loans are saleable at the original note amounts, net of the related future residential advances. Loan origination fees, net of direct origination costs, are deferred and would be recognized at the time the loan is sold. The deferred costs include such costs as borrower discount points, administrative fees, underwriting and processing fees, estimated commissions, and loan origination fees.

NOTE 4 – ACCOUNTS RECEIVABLE AND ADVANCES

The following summarizes accounts receivable and advances at December 31:

	2025	2024
Accounts receivable, trade	$ 487,569	$ 447,649
Accounts receivable, advances	67,306	71,374
Accrued interest receivable	285,259	311,612
Residential transition loan draws	3,209,850	-
	$ 4,049,984	$ 830,635

The Company periodically evaluates the carrying value of accounts receivable and advance balances based on specific credit evaluations and circumstances of the debtor. No allowance for credit losses has been established at December 31, 2025 and 2024, as management has determined that all amounts are fully collectible.

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LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5 – FINANCING FACILITIES

Warehouse Lines of Credit

The Company has the following financing facility agreements with various financial institutions at December 31:

Maturity Date		Line Amount	Outstanding Balance 2025	Outstanding Balance 2024
None stated uncommitted		$ 200,000,000	$ 160,600,382	$ 109,143,718
June 2026		$ 15,000,000	8,445,288	7,689,584
None stated uncommitted	(1)	$ 100,000,000	16,082,612	4,333,263
(2) Loan funding receivable			(3,457,232)	(217,249)
			$ 181,671,050	$ 120,949,316

(1) If both parties agree, the maturity date can be extended quarterly.

(2) Loan funding receivable – Prior to a loan's scheduled disbursement date, the Company may draw on the financing facilities for purposes of funding the MLHS. During the period between the draw date and disbursement date, the drawn funds are recorded as a loan funding receivable.

As of December 31, 2025, the Company had MLHS pledged as collateral under the above warehouse lines of credit, two of which are guaranteed by different affiliates of a significant stockholder. The warehouse lines of credit have interest rates ranging from SOFR plus a margin between 2.00% and 2.50% with minimum floor rates of 0.00% to 5.00%. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, maximum debt-to-net worth ratio, minimum current ratio, minimum fidelity bond requirements, distribution restrictions and positive net income requirements, as defined in the agreements. The Company was in compliance with all significant debt covenants at December 31, 2025. The Company intends to renew the warehouse lines of credit when they mature.

Operating Line of Credit

The Company has an operating line of credit with a related party, which can be terminated on five business days notice. Interest is at a fixed rate of 10%. The maximum amount available under the agreement is $5 million. There were no amounts outstanding under the operating line of credit at December 31, 2025 and 2024.

16

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 – EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan for the benefit of eligible employees and their beneficiaries. The 401(k) plan is a defined contribution 401(k) plan that allows eligible employees to save for retirement through pretax and post-tax contributions up to the specified limits. The Company must match employee contributions up to 4% of the employee's eligible base salary. The Company contribution towards the 401(k) plan was $777,362 and $650,210 for the years ended December 31, 2025 and 2024, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal
The Company may be involved in various legal and regulatory proceedings, lawsuits or other claims arising in the ordinary course of business. Based on management's knowledge, the Company is currently not subject to any material adverse litigation, nor is any material adverse litigation currently threatened against the Company.

NOTE 8 – REGULATORY REQUIREMENTS

In accordance with the regulatory requirements of HUD, investing mortgagees, the Company is required to maintain minimum net worth and minimum liquidity (as defined by HUD). At December 31, 2025, the Company exceeded the minimum requirements.

NOTE 9 – LEASES

The following table summarizes the components of the Company's lease costs incurred during the years ended December 31:

	2025	2024
Operating lease cost	$ 1,411,782	$ 1,354,158
Variable lease cost	196,857	179,642
Short-term lease cost	37,568	10,800
Total lease cost	$ 1,646,207	$ 1,544,600

The following table summarizes other information related to the Company's leases as of December 31:

	2025	2024
Operating weighted averages:		
Remaining lease terms (in years)	4.52	2.25
Discount rate	4.75%	4.79%
Cash payment on lease liabilities	$ 1,386,675	$ 1,379,436
Net ROU assets obtained from new leases, modifications and terminations in exchange for new lease liabilities	$ 1,799,547	$ -

17

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 18 The Company’s lease commitments are reflected as undiscounted values and are reconciled to the discounted present value recognized on the balance sheets. The following table summarizes the minimum future commitments by year for the Company’s long-term operating leases as of December 31, 2025: NOTE 10 – FAIR VALUE MEASUREMENTS Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis The Company had no material items recorded at fair value on a nonrecurring basis as of December 31, 2025 and 2024. Fair Value of Other Financial Instruments Due to their short-term nature, the carrying value of cash and cash equivalents, restricted cash, escrow cash, short-term receivables, short-term payables, and financing facilities approximate their fair value at December 31, 2025. NOTE 11 – RELATED PARTY TRANSACTIONS The Company has purchase and sale agreements with investors to sell the mortgage loans it produces, and one of these agreements is with multiple affiliates of a significant stockholder of the Company. The Company sold mortgage loans of approximately $1.90 billion and $1.15 billion to these stockholder affiliates during the years ended December 31, 2025 and 2024, respectively. The Company recognized gain on sale of MLHS, net of approximately $57 million and $27 million from the stockholder affiliates during the years ended December 31, 2025 and 2024, respectively. The Company owed $170,158 of premium recapture to a related party, which was included in accounts payable and accrued expenses on the balance sheets for the year ended December 31, 2024. There are no premium recapture amounts due to a related party for the year ended December 31, 2025. Year Ending December 31, Amounts 2026 1,378,829$ 2027 633,892 2028 503,176 2029 518,271 2030 533,819 Thereafter 499,583 Total undiscounted lease payments 4,067,570 Less: imputed interest (427,515) Net lease liabilities 3,640,055$

LENDSURE MORTGAGE CORP. NOTES TO FINANCIAL STATEMENTS __________________________________________________________________________________________________________________________________________________________________________________________ 19 NOTE 12 – INCOME TAXES The components of the income tax provision are as follows for the years ended December 31: The tax effects of significant temporary differences which give rise to the Company's deferred tax assets and liabilities are as follows at December 31: NOTE 13 – STOCK BASED COMPENSATION In July 2015, the Company adopted an Equity Inventive Plan (the Plan), pursuant to which the Company’s Board of Directors may grant stock options and other awards to employees. The Plan authorizes grants of options to purchase up to 654,545 shares of authorized but unissued common stock. Stock options granted under the Plan have terms of ten years and vest over four years. In 2025, the Board of Directors granted 48,000 stock options to employees with a weighted average exercise price of $1.86 per common share. The per share weighted average fair value of stock options granted during 2025 was $1.73 on the date of grant, using the Black-Scholes option-pricing model. At December 31, 2025 and 2024, there were 177,670 and 225,670 shares of common stock available for future grants under the Plan, respectively. 2025 2024 Current income taxes 8,977,610$ 4,736,815$ Deferred income taxes 27,824 (154,645) Provision for income taxes 9,005,434$ 4,582,170$ 2025 2024 Deferred tax assets- Loan indemnification reserve 90,957$ 93,076$ Premium repurchase reserve 90,957 93,076 LOCOM reserve - 17,286 Deferred rent 29,041 82,447 Total deferred tax assets 210,955 285,885 Deferred tax liabilities- Property and equipment, net (162,218) (197,771) Mortgage loans held for sale, net (8,379) (19,932) Total deferred tax liabilities (170,597) (217,703) Net deferred tax assets 40,358$ 68,182$

LENDSURE MORTGAGE CORP.
NOTES TO FINANCIAL STATEMENTS

A summary of the activity in the stock option plan is as follows at December 31:

	2025			2024		
	Shares		Price	Shares		Price
Outstanding beginning of the year	168,625	$	1.09	342,500	$	0.52
Exercised	(13,750)	$	0.79	(240,875)	$	0.31
Granted	48,000	$	1.86	70,500	$	1.10
Forfeited or expired	-	$	-	(3,500)	$	(0.65)
Outstanding end of the year	202,875	$	1.29	168,625	$	1.09

NOTE 14 – WARRANTS

In March of 2020, the Company entered into a $150 million forward purchase agreement with an affiliate of a significant stockholder of the Company. To entice the stockholder to enter into the forward purchase agreement, the Company agreed to issue warrants to the stockholder to acquire Class B non-voting common stock of the Company representing an additional 15% for the stockholder of the Company's issued and outstanding common stock, on a fully diluted basis. The warrants have a strike price of $0.01 per share. The warrants were earned over the period the $150 million forward was filled, all of which occurred by the end of October 2020.

The estimated value for the warrants was based upon the relative fair values of the warrants and loan production sold. The fair value allocated to the warrants for purchase of Class B non-voting common stock was $1,457,402, which is included in additional paid in capital. At December 31, 2024, there were 8,280,000 shares of Class B non-voting common stock subject to the warrant. During the year ended December, 31, 2024, these warrants were exercised.

NOTE 15 – SUBSEQUENT EVENTS

The Board of Directors declared and paid a dividend in January 2026 of $0.20 per common share in the amount of $6,074,436.

Management has evaluated subsequent events through February 25, 2026, the date on which the financial statements were available to be issued.

20

SUPPLEMENTARY INFORMATION

LENDSURE MORTGAGE CORP.
COMPUTATION OF ADJUSTED NET WORTH TO DETERMINE COMPLIANCE WITH HUD REQUIREMENTS FOR INVESTING MORTGAGEES
AS OF DECEMBER 31, 2025

A.	FHA servicing portfolio at December 31, 2025	$	-
B.	FHA originations		-
C.	FHA purchases		-
D.	Total FHA loan activity		-
E.	Less: FHA servicing retained -		
	FHA-insured Title II loan originations retained at fiscal year-end		-
	FHA-insured Title II third-party originator purchases retained at fiscal year-end		-
F.	Adjustments		-
G.	Total adjusted FHA loan activity	$	-
H.	Net worth required (if G <$25 million skip lines I and J and insert H on line N)	$	1,000,000
I.	Additional net worth required - (If total adjusted FHA loan activity is more than $25 million, then additional net worth required is equal to the total adjusted FHA loan activity minus $25 million, multiplied by 1%)		-
J.	Total net worth required	$	1,000,000
K.	Net worth per balance sheet	$	35,058,957
L.	Less: unacceptable assets		
	Prepaid expenses		397,419
	Intangible assets, net		216,370
	Deferred tax assets		40,358
M.	Adjusted net worth		34,404,810
N.	Minimum net worth required		1,000,000
O.	Adjusted net worth ABOVE required minimum amount	$	33,404,810

21

LENDSURE MORTGAGE CORP. COMPUTATION OF LIQUID ASSETS TO DETERMINE COMPLIANCE WITH HUD REQUIREMENTS FOR INVESTING MORTGAGEES AS OF DECEMBER 31, 2025 A. Minimum net worth required 1,000,000$ B. 20% of FHA net worth required 200,000$ C. Liquid assets required 200,000$ D. Cash and cash equivalents 16,025,927$ E. Liquid assets ABOVE requirement 15,825,927$ 22

LENDSURE MORTGAGE CORP. SCHEDULE OF AUDIT FINDINGS, QUESTIONED COSTS, AND RECOMMENDATIONS FOR THE YEAR ENDED DECEMBER 31, 2025 __________________________________________________________________________________________________________________________________________________________________________________________ 23 CURRENT YEAR FINDINGS Our audit disclosed no findings that are required to be reported herein under the HUD Consolidated Audit Guide.

LENDSURE MORTGAGE CORP. SCHEDULE OF THE STATUS OF PRIOR AUDIT FINDINGS, QUESTIONED COSTS, AND RECOMMENDATIONS __________________________________________________________________________________________________________________________________________________________________________________________ 24 PRIOR YEAR FINDINGS Audit Report, dated February 26, 2025, for the period ended December 31, 2024, issued by Richey, May & Co., LLP. There were no open findings from the prior compliance audit report. There were no reports by HUD, OIG, contract administrators or other federal agencies during the audit period. There were no letters or reports issued by HUD management during the period covered by this audit.

LENDSURE MORTGAGE CORP.
FHA LENDER RECERTIFICATION - FINANCIAL DATA TEMPLATE (FDT) TOOL - INVESTING MORTGAGEES
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2025

Balance Sheet - Assets

Line Item #	Title	Value	
100	Cash and Cash Equivalents	$	16,025,927
101	Escrow Deposit Cash	$	409,580
102	Restricted Cash / Compensating Balances	$	3,962,104
103	Trading Account Securities	$	-
104	Net Mortgage Servicing Rights	$	-
105	Other Real Estate Owned at Net Realizable Value	$	-
106	Loans Held for Investment	$	5,640,634

Balance Sheet - Unacceptable Assets

Line Item #	Title	Value	
200	Pledged Assets	$	-
201	Assets Due from an Officer, Stockholder, or Related Entity	$	-
202	Personal Interest Investment	$	-
203	Investment in Related Entity, Greater than Equity As Adjusted	$	-
204	Intangible Assets, Net of Amortization	$	216,370
205	Value of Servicing Contract not in Accordance with ASC 948 and ASC 860	$	-
206	Assets not Readily Marketable	$	-
207	Marketable Security in Excess of Cost or Market	$	-
208	Amount in Excess of Foreclosure Value	$	-
209	Assets used for Personal Enjoyment	$	-
210	Other Unacceptable Assets	$	-
211	Contributed Property in Excess of Appraised Value	$	-
212	Real Property	$	-
213	Prepaid Expenses	$	397,419
214	Deferred Tax Asset	$	40,358
215	Total Unacceptable Assets	$	654,147

Balance Sheet - Liability

Line Item #	Title	Value	
300	Escrows Payable	$	523,989

Statement of Operations and Equity - Revenue

Line Item #	Title	Value	
400	Gross Interest Income	$	10,209,922
401	Net Marketing Gain (Loss) on Loans and MBS Sold with Servicing Retained	$	-
402	Net Marketing Gain (Loss) on Loans and MBS Sold with Servicing Released Including the Servicing Release Premium	$	77,648,072
403	Net Gain (Loss) on Sales of Servicing Rights	$	-
404	Net Gain (Loss) from Servicing Valuations	$	-
405	Net Gain (Loss) on Sale of Securities	$	-
406	Net Gain (Loss) on Sale of OREO	$	-
407	Retail Origination Fees	$	5,718,645
408	Net Loan Administration Income	$	-
409	Correspondent and Broker Fee Income	$	-
410	Other Retail Origination Income	$	-
411	Other Income (Loss) Related To Mortgage Lending Activities	$	-
412	Other Income (Loss) Not Related To Mortgage Lending Activities	$	435,480
413	Total Revenue	$	94,012,119

25

LENDSURE MORTGAGE CORP.
FHA LENDER RECERTIFICATION - FINANCIAL DATA TEMPLATE (FDT) TOOL - INVESTING MORTGAGEES
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2025

Statement of Equity

Line Item #	Title	Value	
500	Balance at Beginning of the Year, as Reported	$	32,014,052
501	Prior Period Adjustments	$	-
502	Balance at Beginning of the Year, Restated	$	32,014,052
503	Net Income	$	25,153,781
504	Dividend / Distribution	$	(22,170,618)
505	Contributions - from Cash Flow Statement	$	-
506	Contributions - non-cash	$	-
507	Other Equity	$	61,742
508	Ending Balance	$	35,058,957

Net Worth

Line Item #	Title	Value	
600	FHA Servicing Portfolio	$	-
601	FHA Originations	$	-
602	FHA Purchases	$	-
603	Subtotal - FHA Loan Activity	$	-
604	FHA Origination Servicing Retained	$	-
605	FHA Purchase Servicing Retained	$	-
606	Subtotal - Servicing Retained Adjustments	$	-
607	Total Adjusted FHA Loan Activity	$	-
608	Net Worth Required Baseline	$	1,000,000
609	Additional Net Worth Required	$	-
610	Total Minimum Net Worth Required	$	1,000,000
611	Stockholder Equity - Ending Balance	$	35,058,957
612	Total Unacceptable Assets	$	654,147
613	Adjusted Net Worth	$	34,404,810
614	Adjusted Net Worth Above/Below Required Minimum Amount	$	33,404,810

Liquidity

Line Item #	Title	Value	
700	Cash and Cash Equivalents	$	16,025,927
701	Trading Account Securities	$	-
702	Total of Liquid Assets per HUD Guidelines	$	16,025,927
703	Liquid Assets Required	$	200,000
704	Liquid Assets Above/Below Required Amount	$	15,825,927

26